EXHIBIT 99.1

Press Release

Exult Announces 2003 Fourth Quarter and Full Year Results

First full year of profitability with a net income increase of $26 million over 2002

Full year revenues from continuing operations of $480 million, represents an increase of 18 percent from 2002

Full year direct revenues increased by 36 percent from 2002

Full Year Gross Margins of 10 percent versus 4 percent in 2002

IRVINE, Calif., January 29, 2004 – Exult, Inc. (Nasdaq: EXLT), the innovator and leading provider of HR-led Business Process Outsourcing (BPO) for Global 500 companies, today reported financial results for the fourth quarter and full year ended December 31, 2003.

For the full year 2003, record revenue was reported at $480.3 million, an increase of 18 percent over the prior year. Full year direct revenue (revenue for services provided directly by Exult) increased by 36 percent from 2002. Excluded from these results is the full year revenue of $6.5 million ($14.5 million in 2002) from the operations of the Gunn Partners consulting unit, which is now classified as a discontinued operation.

For the full year, net income from continuing operations was $19.6 million (the equivalent of $0.17 per diluted share), an improvement of $31.1 million as compared to the full year 2002. Net income for the full year, after discontinued operations, was $15.0 million, or $0.13 per diluted share, compared with a loss of $10.6 million or ($0.10) per diluted share in 2002.

For the quarter ending December 31, 2003, revenue was $117.9 million, a slight decline from $118.4 million in the prior year quarter. Underlying this modest decline was a significant improvement in the mix of direct (services provided directly by Exult) versus indirect (services provided through use of third party subcontractors) business. Direct business grew by 21 percent while indirect declined by 19 percent versus the prior year quarter. Much of the decline in the lower margin indirect business was in the cyclical temporary staffing business which was particularly strong in Q4 2002.

For the quarter, net income from continuing operations was $6.0 million (the equivalent of $0.05 per diluted share), an improvement of $4.4 million as compared to the same quarter in 2002. Net income for the quarter, after discontinued operations, was $2.1 million, or $0.02 per diluted share, compared with a profit of $1.8 million, or $0.02 per diluted share in 2002.

In November 2003, a decision was made to sell certain assets and to divest of the Gunn Partners consulting unit in order to maintain focus on our core HR BPO business. As a consequence of this decision, the results of Gunn are reported as discontinued operations and the results of the core Exult business are reported as continuing operations. The net loss from discontinued operations for the full year 2003 was $4.6 million compared with a profit of $1.0 million in 2002. The net loss from discontinued operations is comprised of a write down to net realizable value of goodwill and disposition costs ($3.4 million) and operating losses incurred by Gunn in the year ($1.2 million).

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Additional Highlights and Achievements in 2003

•	The scope of Exult’s Service Delivery capabilities was expanded, now consisting of a global footprint of eight client service centers, and 50 offices on four continents, to deliver superior user experience to clients.

•	The revenue from direct business increased to 50 percent in 2003 from 43 percent in 2002, resulting in higher margins.

•	Client diversity and volume was increased with the announcement of contracts with BMO Financial Group, Universal Music Group, Vivendi Universal Entertainment, McKesson, Circuit City, and the addition of several clients through the acquisition of PricewaterhouseCoopers international BPO operations during 2003.

•	A new, high-tech, low cost Client Service Center was opened in Mumbai, India, which now employs more than 300 highly skilled individuals, processing data capture, data entry, and first tier level call support.

“2003 was a year of many accomplishments, both in terms of our financial results and operational achievements,” said Jim Madden, Founder, Chairman and CEO. “Exult executed well against its plan for the year and as a result, achieved its first full year of profitability, while continuing to be among the fastest growing companies in the BPO industry. During the quarter, and over the year, the company’s mix of direct versus indirect (subcontracted third party) business improved, yielding higher margins. Also, during the year, Exult sold five new client contracts and added over $800 million in total anticipated life of contract revenues with the inclusion of the PricewaterhouseCoopers international BPO operations acquisition. 2003 was also an important year for international expansion with eight service centers now operating across four continents.”

“Our clear focus on HR has resulted in Exult’s continued leadership in HR-led BPO. According to an independent consulting firm, Exult has over 40 percent market share of the HR BPO space. We maintain our leadership through continued investment in innovation, breadth and scope of service capabilities and an expanded international presence. Our MultiDeliverySM operational methodology – consisting of multi-process, multi-shift, multi-center, multi-client, and BPO MultiShoreSM capabilities – gives Exult a dynamic operation, combining low cost locations, high tech solutions, and highly skilled individuals for our clients’ benefit.”

Fourth Quarter 2003 Details

In the fourth quarter of 2003, revenue was $117.9 million, a slight decline from $118.4 million in the fourth quarter of 2002. Underlying this modest decline was a significant improvement in the mix of direct (services provided directly by Exult) versus indirect (services provided through use of third party subcontractors) business. Direct business grew by 21 percent while indirect declined by 19 percent versus the prior year quarter. Much of the decline in the lower margin indirect business was in the cyclical temporary staffing business which was particularly strong in Q4 2002.

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Gross margins improved to 11.7 percent in the fourth quarter of 2003 compared to 9.9 percent in the fourth quarter of 2002, while operating margins improved to 5 percent in the fourth quarter of 2003 versus 1 percent in the fourth quarter of 2002.

The base contract margin, which is the gross margin contribution rate anticipated from the basket of all contracts that have reached operational stability (all outsourcing contracts as of December 31, 2002), improved. In the fourth quarter, the base contract margin was 21.1 percent, up from 18.2 percent as of the third quarter 2003 and ahead of the company’s target of 20 percent.

The Company’s fourth quarter income from continuing operations was $6.0 million, an improvement of $4.4 million over $1.6 million from the fourth quarter of 2002.

Selling, general and administrative (“SG&A”) expenses for the fourth quarter of 2003 totaled $7.4 million, or 6 percent of revenue, a decrease of $3.2 million (or 269 basis points as a percent of revenue) from the prior year quarter.

The Company reported cash and investments totaling $195.8 million as of the end of the fourth quarter of 2003, which essentially remains unchanged from balances at the end of the third quarter. Cash flow from operations was negative for the quarter. Absent a cash payment related to an intangible purchase made and accrued in the second quarter of 2003, cash flow from operations would have been positive for the quarter. Free cash flow was ($11.6) million, largely driven by a cash payment related to an intangible purchased in Q2 2003 as well as investments in client contracts.

Accounts receivable decreased from the prior quarter to $58.7 million from $63.5 million. Total days sales outstanding (DSO) was 45 days at the end of the year, representing an increase of 1 day from the prior quarter. DSO from billed receivables improved by 3 days from the prior quarter to 22.

John Adams, Chief Financial Officer, commented, “During the year, Exult delivered good revenue growth, including a positive change in mix between direct and indirect business and substantial margin improvement. This was achieved at the same time as integrating a number of new clients and expanding our global footprint. We prepared the company to take advantage of the growing BPO market by raising more than $100 million through a convertible debt offering and took the decision to divest of a consulting unit which was no longer core to our business needs. Overall, we feel well positioned to continue to target client deals that will allow strong revenue growth and margin expansion and continue to positively move our business mix.”

Summary & Business Outlook

Looking forward, Adams said, “Our objective is to deliver strong top line growth and improved profitability by leveraging our infrastructure, in 2004 and beyond.” For calendar year 2004, the company currently anticipates revenue in a range of $575 to $600 million, with strong growth in operating margins and earnings. Including investments in new tools, new business, and absorbing interest expense, we anticipate earnings per share to be in the range of $0.30 to $0.33 for the full year.

Conference Call with Management

Jim Madden, Founder, Chairman and CEO, John Adams, Chief Financial Officer, and Kevin Campbell, President and Chief Operating Officer will host a conference call for investors and all interested parties today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

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To participate in the call:

•	Please dial (800) 255-2466 for toll-free access in North America
•	Please dial (212) 676-4916 for access internationally
•	When prompted, use confirmation code 21178167

Internet Access: This conference call will also be broadcast live over the Internet and can be accessed by all interested parties from the homepage of Exult’s website at www.exult.net. To listen to the live call, please go to the Exult website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

Replay Information & Webcast Archive: For those unable to participate in the call at this time, a telephone replay will be made available beginning on January 29, 2004, at approximately 7:00 p.m. Eastern Time (4:00 p.m. Pacific Time). To access the replay, call (800) 633-8284 or (402) 977-9140 and enter the pass code 21178167 at the prompt. A replay of the call will also be archived on Exult’s website until February 28, 2004.

About Exult

Exult Inc. (NASDAQ: EXLT) is the market leader in HR-led business process outsourcing for Global 500 corporations, with US headquarters in Irvine, California, European headquarters in London, and client service centers in North America, South America, Europe, and Asia. Through its proprietary Exult Service Delivery ModelSM, Exult offers comprehensive, scalable process management solutions, designed to manage clients’ Human Resource and related Finance & Accounting and Procurement functions. Exult uses its expertise in HR and F&A functions, process management, MultiDeliverySM shared client service centers, and its myHRSM web-enabled applications to help Global 500 corporations improve productivity, reduce costs, streamline processes and provide superior HR services to their employees. Visit Exult’s web site at www.exult.net.

For further information:

Investor Relations

John A. Adams

Chief Financial Officer

949/856-8841

investor.relations@exult.net

Peter B. Hargittay

Hargittay Group, Inc.

Managing Director, Investor Relations

714/508-6684

peter@hargittaygroup.com

Media Contact

Alexandra Gallo

Director, Global Communications

949/856-8638

alexandra.gallo@exult.net

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Certain Terms, Including Non-GAAP Financial Measures

The term “direct revenue” refers to revenue received for services provided directly by Exult using internal capabilities. The term “indirect revenue” refers to revenue received for services provided by Exult through the use of third party subcontractors.

The term “base contract margin” means the estimated gross margin contribution rate anticipated from the basket of all long-term outsourcing contracts that have reached operational stability (defined for the year 2003 as all outsourcing contracts as of December 31, 2002). These contracts represent a subset of Exult’s business. Exult continues to use the same subset of contracts through an individual calendar year to allow clearer comparability of performance. Fourth quarter base contract margin of 21.1 percent compares to overall fourth quarter gross margin of 11.7 percent. Third quarter base contract margin of 18.2 percent compares to overall third quarter gross margin of 9.9 percent. Exult provides information on base contract margin because it believes that this financial measure provides useful information about the evolution of performance under its more mature long-term outsourcing contracts.

The term “cash flow from operations” is equivalent to net cash provided by (used in) operating activities. The term “free cash flow” represents net cash provided by (used in) operating activities less expenditures for fixed asset purchases, capitalized contract costs, and client contract related intangible assets. Exult provides information on its free cash flow because it believes that this financial measure provides useful information about the effects of its operations on its cash balances.

Per-share equivalent values for income from continuing operations reflect division of income from continuing operations by the weighted average number of shares outstanding for the applicable period. Exult believes providing this information may contribute to an understanding of the effect of the proposed divestiture of the Gunn business and the performance of the Company net of the Gunn business operations.

Forward Looking Statement

Statements in this press release or the related conference call referenced herein about the Company’s anticipated performance, including revenue, margin, cash flow, cash balance and profit expectations; development and application of the Company’s Exult Service Delivery ModelSM operational capabilities, including infrastructure, transition and transformation of client processes to the Company’s systems, productivity improvements, and cost savings from strategic initiatives including the Company’s India operations; client service results; duration, size, scope and revenue expectations associated with client contracts; business mix; industry leadership and market share; and new business are forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Exult is still developing its service capabilities and must transition client processes on schedule and transform these processes to reduce delivery cost while meeting contractual service level commitments. Exult must meet performance standards and client contracts permit reduction or early termination under various circumstances. Financial performance targets might not be achieved due to various risks, including slower-than-expected process transitions or business development, or higher-than-expected costs to meet service commitments or sign new contracts. Exult’s cash consumption may exceed expected levels if profitability does not meet expectations, strategic opportunities require cash investments, or growth exceeds current expectations. Frontlog is estimated based upon various assumptions, is subject to change, and is not necessarily indicative of what new business Exult may sign. Exult faces increasing competition in the HR BPO business. Income tax liabilities will begin to reduce net income when the Company’s tax

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loss carry forwards are exhausted or the valuation allowance reversed. More information about Exult’s risks is available in Exult’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings made from time to time with the Securities and Exchange Commission. Special attention is directed to the portions of those documents entitled “Risk Factors.”

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EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	December 31, 2002	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$42,846	$135,026
Short-term investments	85,451	60,781
Accounts receivable, net	28,587	58,720
Prepaid expenses & other current assets	27,105	26,973
Assets held for sale, net	—	100

Total Current Assets	182,989	281,600

Fixed Assets and Direct Contract Costs, net	54,105	69,010
Intangibles Assets, net	37,564	60,213
Other Assets, net	19,738	19,401

Total Assets	$294,396	$430,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$17,683	$24,331
Accrued liabilities	31,759	32,154
Current portion of long-term obligations	2,862	2,444

Total Current Liabilities	52,304	58,929

Long-Term Obligations, net of current portion	12,794	118,881

Stockholder’s Equity:
Common stock	11	11
Additional paid-in capital	424,505	430,583
Deferred compensation	(1,928)	(1,789)
Cumulative translation adjustments	1,285	4,018
Unrealized gain on investments	891	99
Accumulated deficit	(195,466)	(180,508)

Total Stockholders’ Equity	229,298	252,414

Total Liabilities and Stockholders’ Equity	$294,396	$430,224

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EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(amounts in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2003	2002	2003
Revenue	$118,386	$117,946	$405,842	$480,322
Cost of Revenue	106,691	104,182	391,017	432,590

Gross Profit	11,695	13,764	14,825	47,732
Selling, General & Administrative	10,558	7,371	28,610	29,249

Income (Loss) from operations	1,137	6,393	(13,785)	18,483
Investment, Interest Income and Interest Expense, net	443	(411)	2,213	1,077

Net Income (Loss) from Continuing Operations	1,580	5,982	(11,572)	19,560
Income (Loss) from Discontinued Operations	231	(3,929)	973	(4,602)

Net Income (Loss)	$1,811	$2,053	$(10,599)	$14,958

Net Income (Loss) per Common Share:
Basic	$0.02	$0.02	$(0.10)	$0.14

Diluted	$0.02	$0.02	$(0.10)	$0.13

Weighted Average Number of Common Shares Outstanding:
Basic	105,705	107,972	105,199	106,870

Diluted	109,805	115,741	105,199	115,460

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EXULT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Year Ended December 31, 2002	Year Ended December 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(10,599)	$14,958
Adjustments to reconcile net income (Loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	22,229	29,729
Write down to net realizable value of assets held for sale	1,380	3,309
Discount Accretion on Long-Term obligations	—	1,079
Net realized gain, net of price accretion	—	488
Changes in operating assets and liabilities —
Accounts receivable, net	(9,013)	(25,311)
Prepaid expenses and other current assets	(3,102)	552
Accounts payable	7,776	5,235
Accrued liabilities	(14,163)	(6,007)

Net cash provided by (used in) operating activities	(5,492)	24,032

CASH FLOWS FROM INVESTING ACTIVITIES:
Expenditures for Fixed Asset Purchases and Direct Contract Costs	(24,456)	(27,927)
Expenditures for Client Contract Related Intangible Assets	(13,600)	(19,485)
Purchase of Outsourcing Business, net of cash acquired	—	(16,623)
Purchases of Investments	(239,259)	(86,281)
Proceeds from Investments	177,156	108,918
Change in Other Assets	712	55
Net Cash Flows from Discontinued Operations	—	17

Net cash (used in) investing activities	(99,447)	(41,326)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Issuance of Common Stock	1,131	—
Proceeds from Exercise of Stock Options	1,988	3,783
Proceeds from Issuance of Convertible Senior Notes, net	—	106,567
Proceeds from Long-Term Obligations	1,280	—
Payments on Long-Term Obligations	(1,074)	(3,001)

Net cash provided by financing activities	3,325	107,349

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	103	2,125

Net Increase (Decrease) in Cash and Cash Equivalents	(101,511)	92,180
Cash and Cash Equivalents, beginning of period	144,357	42,846

Cash and Cash Equivalents, end of period	$42,846	$135,026